HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer
All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5%
of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary
Total Number of Loans: 213
Total Outstanding Loan Balance ($): 128,400,100
Total Expected Collateral Balance - Deal ($): 1,100,000,100
Total Expected Collateral Balance - Selection ($): 128,982,330
Average Loan Current Balance ($): 602,817 :
Weighted Average Original LTV (%) *: 81.0
Weighted Average Coupon (%): 8.10
Ann Weighted Average Coupon (%): 8.15
Fixed Weighted Average Coupon (%): 7.56
Weighted Average Margin (%): 5.81
Weighted Average FICO (Non-Zero): 653
Weighted Average Age (Months): 2 :
%First Liens: 100.0
Second Liens: 0.0
%Arms: 90.9
%Fixed: 9.1
%Interest Only: 24.8
% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
6.01 - 6.50	3	1,780,855	1.4	6.40	81.9	714
6.51 - 7.00	29	16,560,654	12.9	6.80	76.0	676
7.01 - 7.50	30	18,279,268	14.2	7.30	78.4	680
7.51 - 8.00	53	31,787,921	24.8	7.83	80.3	657
8.01 - 8.50	32	19,802,119	15.4	8.30	81.8	661
8.51 - 9.00	40	24,068,665	18.7	8.82	82.5	634
9.01 - 9.50	11	6,797,964	5.3	9.30	85.7	605
9.51 - 10.00	11	6,940,944	5.4	9.79	88.2	606
10.01 - 10.50	2	1,101,335	0.9	10.41	79.5	608
10.51 - 11.00	1	590,608	0.5	10.90	85.0	552
11.01 - 11.50	1	689,767	0.5	11.25	100.0	675
Total:	213	128,400,100	100.0	8.10	81.0	653
Max: 11.25
Min: 6.34
Wgt Avg: 8.10

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
526 - 550 551-575 576 - 600 601 - 625 626 - 650 651 - 675 676-700 701 - 725 726-750 751 - 775 776 - 800 801 - 825	9 11 15 31 39 30 34 23 8 8 3 2	5,511,719 6,735,709 8,767,590 18,476,499 24,375,947 18,941,516 19,617,132 13,904,159 4,738,795 4,574,977 1,728,056 1,028,000	4.3 5.2 6.8 14.4 19.0 14.8 15.3 10.8 3.7 3.6 1.3 0.8	8.84 8.79 8.79 8.36 8.09 7.76 7.78 8.09 7.65 7.36 7.58 7.53	82.0 79.7 82.3 82.8 81.0 81.8 79.7 81.3 74.9 79.5 78.4 80.0	540 562 588 613 641 662 689 709 733 761 782 807
Total:	213	128,400,100	100.0	8.10	81.0	653
Max: 809 Min: 528 Wgt Avg: 653

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
500,001 - 550,000 550,001 - 600,000 600,001 - 650,000 650,001 - 700,000 700,001 - 750,000 750,001 - 800,000 800,001 - 850,000 900,001 - 950,000 1,000,001 >=	74	38,865,461	30.3	8.01	81.9	662
	54	31,021,222	24.2	7.98	79.4	650
	39	24,226,507	18.9	7.94	80.8	659
	22	14,980,413	11.7	8.63	82.9	647
	11	8,050,577	6.3	8.44	78.9	634
	5	3,874,827	3.0	8.51	85.7	625
	4	3,266,509	2.5	7.97	86.2	630
	2	1,880,586	1.5	7.72	67.0	702
	2	2,234,000	1.7	8.16	78.3	652
Total:	213	128,400,100	100.0	8.10	81.0	653
Max: 1,149,999.99
Min: 502,120.00
Avg: 602,817.37

		Total	%		WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50.0	3	1,814,705	1.4	7.56	44.7	643
50.1 - 55.0 55.1 - 60.0 60.1 - 65.0 65.1 - 70.0 70.1 - 75.0 75.1 - 80.0 80.1 - 85.0 85.1 - 90.0 90.1 - 95.0 95.1 - 100.0	1	948,586	0.7	7.50	54.3	705
	1	524,664	0.4	7.63	60.0	641
	6	3,738,452	2.9	7.63	63.4	630
	5	2,884,490	2.2	7.94	69.2	620
	19	11,069,344	8.6	7.68	74.7	655
	106	64,104,928	49.9	7.85	79.9	675
	26	15,855,014	12.3	8.64	84.3	612
	35	20,741,457	16.2	8.59	89.8	621
	7	4,249,825	3.3	8.59	94.7	661
	4	2,468,636	1.9	9.69	99.8	682
Total:	213	128,400,100	100.0	8.10	81.0	653
Max: 100.0 Min: 42.2 Wgt Avg: 81.0

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00 1.00 2.00 3.00 5.00	53	32,185,978	25.1	8.64	82.3	649
	29	16,357,636	12.7	7.97	78.4	661
	73	44,695,028	34.8	8.16	81.9	645
	56	33,938,612	26.4	7.58	79.9	665
	2	1,222,847	1.0	7.51	73.5	654
Total:	213	128,400,100	100.0	8.10	81.0	653

		Total			WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	89	54,659,249	42.6	7.83	79.2	637
Reduced	46	26,979,086	21.0	8.33	82.6	669
Stated Income / Stated Assets	77	46,229,144	36.0	8.26	82.1	663
No Income / No Assets	1	532,620	0.4	9.00	82.8	724
Total:	213	128,400,100	100.0	8.10	81.0	653

		Total			WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	203	122,637,924	95.5	8.06	80.8	654
Second Home	1	606,944	0.5	8.25	95.0	697
Investor	9	5,155,231	4.0	8.87	83.7	642
Total:	213	128,400,100	100.0	8.10	81.0	653

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	119	71,780,406	55.9	7.82	80.0	658
New York	19	10,608,087	8.3	8.34	79.3	653
Florida	10	6,576,144	5.1	8.24	81.0	639
Illinois	8	5,294,854	4.1	8.88	82.6	677
Virginia	7	4,318,793	3.4	8.20	81.2	645
Arizona	6	4,093,208	3.2	8.60	82.6	653
Washington	6	3,480,706	2.7	7.81	76.7	623
Maryland	6	3,354,451	2.6	8.52	88.4	649
Hawaii	4	2,335,569	1.8	8.69	86.1	620
New Jersey	4	2,319,357	1.8	8.28	88.7	675
Nevada	3	2,077,435	1.6	8.12	81.6	674
Georgia	2	1,259,007	1.0	9.03	81.4	648
Connecticut	2	1,253,690	1.0	8.86	80.0	680
Colorado	2	1,192,985	0.9	8.38	80.0	645
District of Columbia	2	1,173,308	0.9	8.17	79.8	719
Other	13	7,282,099	5.7	8.79	85.0	614
Total:	213	128,400,100	100.0	8.10	81.0	653

		Total			WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	102	60,270,406	46.9	7.94	81.2	680
Refinance - Rate Term	6	3,735,301	2.9	8.42	79.8	614
Refinance - Cashout	105	64,394,393	50.2	8.22	80.8	631
Total:	213	128,400,100	100.0	8.10	81.0	653

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2128	78	47,404,650	36.9	8.16	80.2	654
Arm 2/28 - Balloon 40/30	67	40,610,140	31.6	8.41	83.9	634
Arm 2/28 - Balloon 45/30	7	4,120,802	3.2	7.36	81.0	693
Arm 2128 - Dual 40130	3	1,779,775	1.4	9.07	76.2	612
Arm 3127	12	7,291,438	5.7	8.09	81.7	664
Arm 3127 - Balloon 40130	6	3,841,167	3.0	7.93	80.0	696
Arm 3/27 - Balloon 45/30	16	9,129,857	7.1	7.49	76.8	687
Arm 5/25	3	1,950,997	1.5	7.37	79.9	687
Arm 5125 - Balloon 40130	1	531,530	0.4	7.93	80.0	662
Fixed Balloon 40/30	11	6,353,783	4.9	7.72	77.0	666
Fixed Balloon 45/30	1	514,941	0.4	9.50	100.0	637
Fixed Balloon 50130	1	748,698	0.6	6.75	73.4	653
Fixed Rate	7	4,122,321	3.2	7.23	77.3	650
Total:	213	128,400,100	100.0	8.10	81.0	653

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence PUD 2 Family 3-4 Family Condo	140 35 19 16 3	83,763,901 21,960,953 11,284,411 9,659,345 1,731,489	65.2 17.1 8.8 7.5 1.3	8.05 7.99 8.04 8.54 9.39	81.1 81.4 79.7 78.7 90.4	652 652 651 669 673
Total:	213	128,400,100	100.0	8.10	81.0	653

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00 4.01 -4.50 4.51 - 5.00 5.01 - 5.50 5.51 - 6.00 6.01 - 6.50 6.51 - 7.00 7.01 - 7.50 7.51 - 8.00 8.01 - 8.50	5	3,016,583	2.6	7.56	80.6	683
	2	1,063,123	0.9	7.87	80.0	712
	12	7,311,759	6.3	8.06	79.4	676
	56	33,670,276	28.9	8.22	82.0	647
	53	32,253,584	27.6	7.83	81.2	655
	44	26,790,681	23.0	8.23	81.8	645
	11	6,394,946	5.5	8.84	83.9	666
	7	4,308,877	3.7	8.64	75.1	659
	2	1,251,773	1.1	9.03	76.4	605
	1	598,754	0.5	10.50	74.9	605
Total:	193	116,660,357	100.0	8.15	81.3	653
Max: 8.10
Min: 2.71
Wgt Avg: 5.81

		Total	%		WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
19 - 21 22 - 24 28 - 30 31 - 33 34 - 36 37>=	54	33,043,067	28.3	8.13	80.1	651
	101	60,872,301	52.2	8.31	82.6	644
	1	691,092	0.6	9.93	90.0	641
	16	9,355,889	8.0	7.79	78.6	679
	17	10,215,482	8.8	7.64	79.0	684
	4	2,482,527	2.1	7.49	79.9	682
Total:	193	116,660,357	100.0	8.15	81.3	653
Max: 59 Min: 19 Wgt Avg: 24

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 - 11.50	1	639,000	0.5	6.34	90.0	653
11.51 - 12.00	1	535,000	0.5	6.57	69.9	650
12.01 - 12.50	3	1,694,966	1.5	6.71	81.5	718
12.51 - 13.00	29	16,849,437	14.4	7.28	78.9	671
13.01 - 13.50	31	19,428,181	16.7	7.55	79.2	677
13.51 -14.00	42	24,885,730	21.3	8.13	81.2	648
14.01 - 14.50	19	11,243,663	9.6	8.38	80.2	657
14.51 - 15.00	32	19,352,439	16.6	8.45	82.9	639
15.01 - 15.50	17	10,568,036	9.1	8.79	82.8	633
15.51 - 16.00	13	8,117,576	7.0	9.33	84.8	629
16.01 - 16.50	3	1,908,925	1.6	10.35	88.9	625
16.51 - 17.00	2	1,437,404	1.2	9.75	84.3	604
Total:	193	116,660,357	100.0	8.15	81.3	653
Max: 16.75
Min: 11.34
Wgt Avg: 14.11

Minimum Rate (%)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=4.50 5.01 - 5.50 6.01 - 6.50 6.51 - 7.00 7.01 - 7.50 7.51 - 8.00 8.01 - 8.50 8.51 - 9.00 9.01 - 9.50 9.51 - 10.00 10.01 - 10.50 10.51 - 11.00 11.01 - 11.50	2	1,412,697	1.2	7.71	79.9	661
	1	948,586	0.8	7.50	54.3	705
	3	1,780,855	1.5	6.40	81.9	714
	23	12,945,220	11.1	6.80	77.3	678
	24	14,213,887	12.2	7.29	79.1	679
	46	27,618,092	23.7	7.83	80.7	660
	32	19,802,119	17.0	8.30	81.8	661
	37	22,333,225	19.1	8.83	82.7	632
	10	6,283,023	5.4	9.28	84.5	603
	11	6,940,944	5.9	9.79	88.2	606
	2	1,101,335	0.9	10.41	79.5	608
	1	590,608	0.5	10.90	85.0	552
	1	689,767	0.6	11.25	100.0	675
Total:	193	116,660,357	100.0	8.15	81.3	653
Max: 11.25 Min: 3.00 Wgt Avg: 8.08

	No of	Total Scheduled	Scheduled	WAC	WA OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50 2.00 3.00 5.00 6.00	17	9,901,107	8.5	8.17	80.5	689
	48	28,928,301	24.8	8.61	84.5	631
	125	75,886,721	65.0	7.98	80.2	656
	1	531,530	0.5	7.93	80.0	662
	2	1,412,697	1.2	7.71	79.9	661
Total:	193	116,660,357	100.0	8.15	81.3	653
Wgt Avg: 2.67

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00 1.50 2.00	174	105,346,553	90.3	8.16	81.4	650
	17	9,901,107	8.5	8.17	80.5	689
	2	1,412,697	1.2	7.71	79.9	661
Total:	193	116,660,356	100.0	8.15	81.3	653
Wgt Avg: 1.05

	No of	Total Scheduled	Scheduled	WAC	WA OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0 60 120	162	96,536,946	75.2	8.27	81.5	647
	50	31,199,954	24.3	7.59	79.3	674
	1	663,200	0.5	7.38	80.0	683
Total:	213	128,400,100	100.0	8.10	81.0	653